Weinberg & Baer LLC

115 Sudbrook Lane, Baltimore, MD 21208

Phone (410) 702-5660

________________________________________________________________________

Mr. Enrique Navas, President

ISMO Tech Solutions Inc.

Casa 11 – Princesa de Gales

Calle Oxford, Las Cumbres

Panama, Republic de Panama

Dear Mr. Navas:

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation in the Registration Statement of ISMO Tech Solutions Inc.on amended Form S-1 of our report on the financial statements of the Company as its registered independent auditor dated December 22, 2013, as of and for the periods ended November 30, 2013 and from inception to November 30, 2013. We further consent to the reference to our firm in the section on Experts.

Respectfully submitted,

/s/ Weinberg & Baer LLC

Weinberg & Baer LLC

Baltimore, Maryland

February 28, 2014